Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Fourth Quarter and Year End 2005 Operating Results
Baton Rouge, LA — Tuesday, February 21, 2006 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the fourth quarter and the year ended December 31, 2005.
Fourth Quarter Results
Lamar reported net revenues of $258.5 million for the fourth quarter of 2005 versus $224.0 million for the fourth quarter of 2004, a 15.4% increase. Operating income for the fourth quarter of 2005 was $35.1 million as compared to $23.0 million for the same period in 2004. Net income was $5.9 million for the fourth quarter of 2005 as compared to net income of $0.8 million for the fourth quarter of 2004. In the fourth quarter the Company incurred additional losses included in depreciation and amortization of approximately $3.4 million which is primarily the net book value of structures destroyed by the gulf coast storms.
Adjusted EBITDA, which we refer to herein as EBITDA, (defined as operating income before depreciation and amortization and loss (gain) on disposition of assets — see reconciliation to net income at the end of this release) for the fourth quarter of 2005 was $111.2 million versus $96.5 million for the fourth quarter of 2004, a 15.3% increase.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the fourth quarter of 2005 was $39.3 million as compared to $51.8 million for the same period in 2004, a 24.1% decrease. The decrease in free cash flow is attributable in part to an increase in capital expenditures in the fourth quarter of approximately $20.0 million to replace billboard structures destroyed or damaged by the hurricanes in Louisiana, Mississippi, Texas and Florida.
Pro forma net revenue for the fourth quarter of 2005 increased 6.4% and pro forma EBITDA increased 9.5% as compared to the fourth quarter of 2004. Pro forma net revenue and EBITDA include adjustments to the 2004 period for acquisitions and divestitures for the same time frame as actually owned in the 2005 period, excluding new markets acquired as a result of the acquisition of Obie Media Corporation (the “Obie markets”), which closed on January 18, 2005. As a result, our pro forma results for the 2005 period exclude the operating results from the Obie markets, and no adjustment has been made to the 2004 period with respect to the acquisition of the Obie markets. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Year End Results
Lamar reported net revenues of $1.022 billion for the year ended December 31, 2005 versus $883.5 million for the same period in 2004, a 15.7% increase. Operating income for the year ended December 31, 2005 was $166.8 million as compared to $100.0 million for the same period in 2004. EBITDA increased 16.0% to $455.8 million for the year ended December 31, 2005 versus $393.0 million for the same period in 2004. There was net income of $41.8 million for the year ended December 31, 2005 as compared to net income of $13.2 million for the same period in 2004. For the year, the Company incurred combined additional depreciation and amortization in the third quarter and fourth quarter totaling approximately $6.9 million which is the remaining net book value of structures destroyed by the 2005 gulf coast storms.
Free cash flow for the year ended December 31, 2005 was $242.4 million as compared to $236.8 million for the same period in 2004, a 2.4% increase. Free cash flow during the year ended December 31, 2005 was reduced by total hurricane-related capital expenditures of approximately $20.0 million.

Stock Repurchase Program
In November 2005, we began implementing a $250 million stock repurchase program. Through December 31, 2005, we spent approximately $25.5 million to repurchase 544,770 shares of our Class A common stock at an average price per share of $46.85. At December 31, 2005, $224.5 million remained available for repurchase under the repurchase plan.
Guidance
For the first quarter of 2006 the Company expects net revenue to be approximately $238 million excluding expected net revenue from the Obie markets. On a pro forma basis the Company expects revenue to increase 5% to 6% for the quarter.
The Company estimates the net revenue from the Obie markets will be between $8 and $9 million for the first quarter of 2006. The Company intends to end providing separate guidance for the Obie markets after the first quarter of 2006.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding our guidance for the first quarter of 2006. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) adverse changes in the regulation of the outdoor advertising industry that could adversely affect us; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the general health of the economy and the demand for advertising; and (7) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our management believes that excluding the operating results related to the Obie markets from our pro forma results is useful to investors because of integration issues that are unique to these assets, which are comprised primarily of transit assets. Since we have operated the Obie assets for approximately twelve months as of the end of fiscal 2005, we intend to include the Obie markets in our pro forma results in future periods. Our presentations of non-GAAP measures, may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.
Conference Call Information
A conference call will be held to discuss the Company’s operating results Tuesday, February 21, 2006 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call
All callers: 1-334-323-9871 or 1-334-323-9872 Passcode: Lamar

Replay:	1-877-919-4059
Passcode:	6757203
Available through Friday, February 24, 2006 at 11:59 p.m. eastern time

Webcast Information
Live Webcast:	www.lamar.com
Webcast Replay:	www.lamar.com
Available through Friday, February 24, 2006 at 11:59 p.m. eastern time

General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating 153 outdoor advertising companies in 44 states and Canada, logo businesses in 19 states and the province of Ontario, Canada and 75 transit advertising franchises in the United States and Canada.

Company Contact:	Keith A. Istre Chief Financial Officer (225) 926-1000 KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net revenues	$258,490	$223,997	$1,021,656	$883,510

Operating expenses (income)
Direct advertising expenses	91,994	77,614	353,139	302,157
General and administrative expenses	45,732	41,670	176,099	158,161
Corporate expenses	9,544	8,263	36,628	30,159
Depreciation and amortization	74,279	76,180	290,089	294,056
Loss (gain) on disposition of assets	1,867	(2,684)	(1,119)	(1,067)

	223,416	201,043	854,836	783,466

Operating income	35,074	22,954	166,820	100,044

Other expense (income)
Loss on extinguishment of debt	—	—	3,982	—
Interest income	(415)	(260)	(1,511)	(495)
Interest expense	23,797	19,871	90,671	76,079

	23,382	19,611	93,142	75,584

Income before income tax expense	11,692	3,343	73,678	24,460
Income tax expense	5,773	2,521	31,899	11,305

Net income	5,919	822	41,779	13,155
Preferred stock dividends	92	92	365	365

Net income applicable to common stock	$5,827	$730	$41,414	$12,790

Net income per share:
Basic net income per share	$0.06	$0.01	$0.39	$0.12

Diluted net income per share	$0.05	$0.01	$0.39	$0.12

Weighted average common shares outstanding
— basic	105,843,097	104,359,241	105,605,873	104,041,030
— diluted	106,451,468	104,909,185	106,089,757	104,571,483

OTHER DATA
Free Cash Flow Computation:
EBITDA	$111,220	$96,450	$455,790	$393,033
Interest, net of interest income and amortization of financing costs	(22,098)	(18,277)	(83,825)	(70,254)
Current tax expense	(4,523)	(2,181)	(8,047)	(3,557)
Preferred stock dividends	(92)	(92)	(365)	(365)
Total capital expenditures	(45,236)	(24,056)	(121,117)	(82,031)
Free cash flow	$39,271	$51,844	$242,436	$236,826

			December 31,	December 31,
Selected Balance Sheet Data:			2005	2004

Cash and cash equivalents			$19,419	$44,201
Working capital			93,816	34,476
Total assets			3,737,079	3,689,472
Total debt (including current maturities)			1,576,326	1,659,934
Total stockholders’ equity			1,817,482	1,736,347

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Other Data:
Cash flows provided by operating activities	$126,258	$113,693	$348,569	$323,164
Cash flows used in investing activities	73,071	82,656	267,970	263,747
Cash flows provided by (used in) financing activities	(52,677)	1,178	(105,381)	(23,013)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$126,258	$113,693	$348,569	$323,164
Changes in operating assets and liabilities	(42,537)	(35,092)	19,147	3,830
Total capital expenditures	(45,236)	(24,056)	(121,117)	(82,031)
Preferred stock dividends	(92)	(92)	(365)	(365)
Other	878	(2,609)	(3,798)	(7,772)

Free cash flow	$39,271	$51,844	$242,436	$236,826

Reconciliation of EBITDA to Net income:
EBITDA	$111,220	$96,450	$455,790	$393,033

Less:
Depreciation and amortization	74,279	76,180	290,089	294,056
Loss (gain) on disposition of assets	1,867	(2,684)	(1,119)	(1,067)

Operating income	35,074	22,954	166,820	100,044

Less:
Loss on extinguishment of debt	—	—	3,982	—
Interest income	(415)	(260)	(1,511)	(495)
Interest expense	23,797	19,871	90,671	76,079
Income tax expense	5,773	2,521	31,899	11,305

Net income	$5,919	$822	$41,779	$13,155

	Three Months Ended
	December 31,
Reconciliation of Reported Basis to Pro Forma (a) Basis:	2005	2004	% Change
Reported net revenue	$258,490	$223,997	15.4%
Acquisitions and divestitures, excluding Obie markets	—	7,035
Less net revenue — Obie markets	(12,592)	—

Pro forma net revenue, excluding the Obie markets	$245,898	$231,032	6.4%

Reported direct advertising and G&A expenses	$137,726	$119,284	15.5%
Acquisitions and divestitures, excluding Obie markets	—	4,828
Less direct advertising and G&A expenses — Obie markets	(9,368)	—

Pro forma direct advertising and G&A expenses, excluding the Obie markets	$128,358	$124,112	3.4%

Reported outdoor operating income	$120,764	$104,713	15.3%
Acquisitions and divestitures, excluding Obie markets	—	2,207
Less outdoor operating income — Obie markets	(3,224)	—

Pro forma outdoor operating income, excluding Obie markets	$117,540	$106,920	9.9%

Reported corporate expenses	$9,544	$8,263	15.5%
Acquisitions and divestitures, excluding Obie markets	—	—

Pro forma corporate expenses, excluding Obie markets	$9,544	$8,263	15.5%

Reported EBITDA	$111,220	$96,450	15.3%
Acquisitions and divestitures, excluding Obie markets	—	2,207
Less EBITDA — Obie markets	(3,224)	—

Pro Forma EBITDA, excluding the Obie markets	107,996	98,657	9.5%

	Three Months Ended
	December 31,
Reconciliation of Outdoor Operating Income to Operating Income:	2005	2004
Outdoor operating income	$120,764	$104,713
Less: Corporate expenses	(9,544)	(8,263)
Depreciation and amortization	(74,279)	(76,180)
Plus: (Loss) gain on disposition of assets	(1,867)	2,684

Operating income	$35,074	$22,954

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2004 for acquisitions and divestitures for the same time frame as actually owned in 2005, excluding the operating results of the Obie markets. As a result, our pro forma results for the 2005 period exclude the operating results from the Obie markets, and no adjustment has been made to the 2004 period with respect to the acquisition of the Obie markets.